UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

COPT DEFENSE PROPERTIES

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Amendment to Definitive Proxy Statement Dated March 28, 2024

This Amendment is dated April 5, 2024

The Definitive Proxy Statement of COPT Defense Properties (the “Company”) dated March 28, 2024 (the “Proxy Statement”) is hereby amended as set forth below. The correction made herein is to reflect that abstentions as to Proposal 3 set forth in the Proxy Statement, to approve an amendment to the Company’s 2017 Omnibus Equity and Incentive Plan, shall have no effect on the outcome of the vote with respect to such proposal, not the effect of a vote against.

Except as described below, this Amendment does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Amendments to Proxy Statement

1.     The paragraph captioned “Vote Required” on page 53 of the Proxy Statement is hereby replaced in its entirety as follows:

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will be required for approval.

2.    The three paragraphs under the heading “How will my vote be counted?” on page 61 of the Proxy Statement are hereby replaced in their entirety by the following two paragraphs:

How will my vote be counted?

With respect to Proposal 1, the election of Trustees, votes may be cast for or against each nominee. You may also abstain with respect to each nominee. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the outcome of the vote on election of Trustees.

With respect to each of Proposals 2, 3 and 4, you may abstain, and your abstention will have no effect on the outcome of the vote, because no vote will have been cast with respect to your shares. Broker non-votes will have no effect on the outcome of Proposals 2, 3 and 4 because no vote will have been cast with respect to your shares.